                                                               Exhibit 10.1



                                    AGREEMENT

                                     between

                 RED HAWK RANCH, CALIFORNIA LIMITED PARTNERSHIP

                                       and

                  BRE PROPERTIES, INC., A MARYLAND CORPORATION





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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

1.   PURCHASE AND SALE OF PROJECT ........................................    1

2.   PURCHASE PRICE. .....................................................    2

3.   ESCROW. .............................................................    4

4.   DEPOSIT. ............................................................    5

5.   CONDITIONS PRECEDENT TO CLOSING. ....................................    7
     5.1   CONDITIONS FOR THE BENEFIT OF PURCHASER. ......................    7
     5.2   CONDITIONS FOR THE BENEFIT OF SELLER. .........................    9

6.   SELLER'S WARRANTIES. ................................................   10

7.   PURCHASER'S WARRANTIES. .............................................   14

8.   CLOSING. ............................................................   19

9.   RISK OF LOSS, DESTRUCTION, CONDEMNATION, ETC. .......................   22
     9.1   DAMAGE OR DESTRUCTION. ........................................   22
     9.2   CONDEMNATION. .................................................   25

10.  ASSIGNMENT. .........................................................   26

11.  BROKERS. ............................................................   26

12.  MISCELLANEOUS. ......................................................   27

13.  CERTAIN OTHER AGREEMENTS. ...........................................   30




                                    EXHIBITS

Exhibit A -- Real Property ..........................................Paragraph 1

Exhibit B -- Personal Property.......................................Paragraph 1

Exhibit C -- Warranting Subcontractors............................Paragraph 13.4

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                                  DEFINED TERMS

Absorption Adjustment Increment ...........................................    3

Absorption Lease Total ....................................................    3

Adjustment Increment ......................................................    3

Closing ...................................................................    4

Closing Date ..............................................................    4

Deposit ...................................................................    5

Executed Leases ...........................................................    2

Leases ....................................................................    1

Preliminary Report ........................................................    8

Project ...................................................................    1

Purchaser .................................................................    1

Seller ....................................................................    1

Survey Deadline ...........................................................   34

Title Company .............................................................    4

To Seller's Knowledge .....................................................   13

Transferred Agreements ....................................................    1

Warranting Subcontractors .................................................   32


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                                    AGREEMENT

                                January 15, 1997

     RED HAWK RANCH, A CALIFORNIA LIMITED PARTNERSHIP ("SELLER"), and BRE PROPERTIES, INC., a Maryland corporation ("PURCHASER"), hereby agree as follows:

     1. PURCHASE AND SALE OF PROJECT. Seller shall sell to Purchaser and Purchaser shall purchase from Seller, for the consideration and on the terms and conditions set forth herein, the following assets, which are collectively referred to as the "PROJECT": the real property located in the City of Fremont, County of Alameda, State of California, more particularly described in EXHIBIT A attached hereto; the improvements and fixtures located thereon (consisting of a 453-unit multi-family garden apartment complex known as "Red Hawk Ranch"); the personal property described in EXHIBIT B attached hereto; Seller's right (if any) to the name "Red Hawk Ranch"; Seller's interest in the leases of apartments in the apartment complex (individually and collectively, the "LEASES"), in security deposits and prepaid rent (if any) under the Leases, and, to the extent transferable, in agreements (the "TRANSFERRED AGREEMENTS") with third persons to provide materials and/or services to the apartment complex; and, plans, specifications, blue prints and all other items of tangible and intangible property relating to the Project.

2.   PURCHASE PRICE.

     2.1 The purchase price for the Project shall be FIFTY-EIGHT MILLION SIX HUNDRED THOUSAND DOLLARS ($58,600,000.00), which shall be payable in cash by Purchaser to Seller at the Closing (described in paragraph 3) (inclusive of the Deposit defined in paragraph 4), by means of wire transfer in same day federal funds into a bank account within the United States designated by Seller prior to the Closing.

     2.2 If Seller has not received prior to the Closing either leases that have been executed by the prospective tenants, or deposit receipts that have been executed by prospective tenants, in the case of such deposit receipts each of which deposit receipts calls for the prospective tenant in question to execute his or her


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lease and take occupancy of his or her unit within 30 days following the execution date of the deposit receipt (such executed leases and deposit receipts are here collectively called "EXECUTED LEASES"), of at least 143 of the 150 residential dwelling units in the Project that were under construction on November 12, 1996, then, the purchase price set forth in paragraph 2.1 shall be reduced by an amount determined as follows:

     (i) The number of such units as to which Seller has received such Executed Leases at the time of the Closing shall be multiplied by $1,320.54, and the resulting product shall be subtracted from

               $188,177. The resulting remainder (here called an "ADJUSTMENT INCREMENT") shall be subtracted from the purchase price set forth in paragraph 2.1, subject to the adjustment provisions contained in clauses (ii) and (iii) below.

     (ii) The number of Executed Leases shall be increased by the LESSER of [A] 30, or [B] the difference between 143 and the number of Executed Leases at the time of the Closing. The resultant sum (called an "ABSORPTION LEASE TOTAL") shall be multiplied by $1,320.54, and the resulting product shall be subtracted from $188,177. If the resulting remainder (an "ABSORPTION ADJUSTMENT INCREMENT") is a POSITIVE amount, such Absorption Adjustment Increment shall be added to the Adjustment Increment calculated pursuant to clause (i) above. If such Absorption Adjustment Increment is a NEGATIVE amount, such Absorption Adjustment Increment shall be subtracted from the Adjustment Increment calculated pursuant to clause (i) above.

     (iii) If the Absorption Adjustment Increment determined in clause (ii) is a positive amount, the calculation described in clause (ii) shall be repeated, using a NEW Absorption Lease Total determined by increasing the Absorption Lease Total calculated pursuant to clause (ii) by the LESSER of [A] 30, or [B] the difference between 143 units and such Absorption Lease Total, and, such calculation shall CONTINUE to be repeated, in each instance using a re-calculated Absorption Lease Total determined by increasing the immediately prior Absorption Lease Total by the LESSER of [A] 30, or [B] the difference between 143 units and the immediately prior Absorption Lease Total, with positive Absorption Adjustment Increments being added to the Adjustment Increment calculated under clause (i) above, until the calculation results in an


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               Absorption Adjustment Increment that is a NEGATIVE amount (which shall be subtracted from the Adjustment Increment).

     (iv) The following hypothetical examples are intended to illustrate the results of the calculations described in clauses (i), (ii) and (iii).

               If at the Closing there are 140 Executed Leases, the purchase price would be reduced by $3,301.

               If at the Closing there are 113 Executed Leases, the purchase price would be reduced by $38,296.

               If at the Closing there are 75 Executed Leases, the purchase price would be reduced by $147,900.

3.   ESCROW.   The purchase and sale of the Project shall close on the date set forth in paragraph 8.1 through an escrow to be established in connection with this transaction at the Redwood City, California office of First American Title Insurance Company (the "TITLE COMPANY"). The term "CLOSING" means the consummation of the purchase and sale of the Project through such escrow; the term "CLOSING DATE" means the date on which the Closing actually occurs.

4.   DEPOSIT.

     4.1 Purchaser previously has delivered, or shall deliver on or before December 31, 1996, to the Title Company, for deposit into escrow, the sum of FIVE HUNDRED EIGHTY THOUSAND DOLLARS ($580,000.00). Without limiting any other rights or remedies that Seller might have under this Agreement or at law because of a breach of this Agreement by Purchaser, Seller may cancel and terminate this Agreement if Purchaser fails to deliver such $580,000 amount to the Title Company in timely manner. The Title Company shall place the $580,000.00 amount in an interest-bearing federally insured account selected by Seller and approved by Purchaser. Such $580,000 amount, together with such interest, are collectively called the "DEPOSIT". A photocopy of this Agreement showing execution of this Agreement by both parties shall constitute


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the joint instructions of Seller and Purchaser to the Title Company to place the
$580,000.00 amount in an interest-bearing federally insured account selected by Seller and approved by Purchaser and to otherwise handle and deliver the deposit pursuant to this paragraph 4 (including delivering such $580,000.00 amount to Seller or to Purchaser as set forth in subparagraph 4.3).

     4.2 If the purchase and sale of the Project is consummated as contemplated herein, the Deposit shall be credited against the purchase price for the Project, and shall be delivered to Seller through escrow at the Closing.

     4.3 If this Agreement is cancelled and terminated pursuant to paragraph 8.1, 9 or 13.6, the Deposit shall be released and delivered to Purchaser by the Title Company upon Purchaser's demand.

     4.4 BY AFFIXING THEIR INITIALS, SELLER /s/NP [INITIALS] AND PURCHASER /s/BMF[INITIALS] EACH HEREBY AGREE THAT IF THE PURCHASE AND SALE OF THE PROJECT IS NOT CONSUMMATED AS CONTEMPLATED HEREIN BECAUSE OF A BREACH OF THIS AGREEMENT BY PURCHASER, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES IN LIEU OF ALL OTHER DAMAGES, THE PARTIES HEREBY ACKNOWLEDGING AND AGREEING THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH A BREACH BY PURCHASER WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICABLE TO ASCERTAIN, AND THAT THE DEPOSIT REPRESENTS FAIR AND REASONABLE CONSIDERATION UNDER THE CIRCUMSTANCES EXISTING AT THE DATE OF THIS AGREEMENT FOR SELLER'S HAVING BEEN PREVENTED FROM SELLING THE PROJECT TO A THIRD PARTY AND FOR SELLER'S EXPENSES IN CONNECTION WITH THIS TRANSACTION. IF THE PURCHASE AND SALE OF THE PROJECT IS NOT SO CONSUMMATED BECAUSE OF SUCH A BREACH BY PURCHASER, THE TITLE COMPANY SHALL RELEASE THE DEPOSIT TO SELLER UPON SELLER'S DEMAND.



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     4.5 The Title Company shall credit the Deposit against the purchase price for the Project, or shall deliver all or part(s) of the Deposit to the parties upon demand pursuant to paragraphs 4.2, 4.3 or 4.4, without further instructions, directions or authorizations from either party being required, this Agreement constituting the irrevocable joint instructions of the parties hereto to the Title Company to release such sums to Seller and/or Purchaser pursuant to those paragraphs.

5.   CONDITIONS PRECEDENT TO CLOSING.

     5.1 CONDITIONS FOR THE BENEFIT OF PURCHASER. Purchaser's obligation to close the transactions contemplated herein is conditioned upon the existence or happening of the following; in the event that any of the conditions set forth in this paragraph 5.1 are not satisfied, then, Purchaser, by notice to Seller and the Title Company, may elect to terminate this Agreement or may waive noncompliance with any such condition in whole or in part; such waiver by Purchaser shall not permit or result in the termination of this Agreement by Seller, and (except as set forth in paragraph 5.1(i)) shall not constitute a waiver by Purchaser of any of Purchaser's rights or remedies under law or as set forth in this Agreement by reason of any breach or default by Seller, or otherwise:

          (i) Immediately following the Closing, Title to the Project shall be vested of record in Purchaser, subject only to (in all cases, whether or not of record): real property taxes, personal property taxes (if any) which may constitute a lien against the Project, and assessments, all nondelinquent; conditions and restrictions of applicable governmental authorities; the leasehold or (as applicable) subleasehold interests of tenants and subtenants in possession; all matters which would be disclosed by inspection and/or accurate survey of the Project; the printed exceptions contained in the Title Company's standard CLTA Owners form of title insurance policy; and exceptions Nos. 1 through 14, 17, 18 and 19 set forth in the preliminary title report of the Fremont, California office of the Title Company dated October 11, 1996 at


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                    7:30 am, No. SP850134, ("PRELIMINARY REPORT").  The delivery to Purchaser of title to the Project in the condition of title specified in this paragraph 5.1(i) shall be conclusively (but not exclusively) established, and the condition precedent set forth in this paragraph 5.1(i) conclusively (but not exclusively) satisfied, by the willingness of the Title Company to deliver at the Closing its commitment to issue, or to issue at the Closing, its CLTA Owners title insurance policy in the condition of title set forth in this paragraph 5.1(i); (without limiting the foregoing) Purchaser's acceptance of Seller's grant deed of the Project to Purchaser shall discharge all liability of Seller with respect to title to the Project, other than respect to the warranties implied in the grant deed.

          (ii) All covenants on the part of Seller to have been performed hereunder that are conditions precedent to Purchaser's obligation to consummate the transactions contemplated herein at or prior to the Closing (or at earlier time(s) as may be specified herein) shall have been duly performed or satisfied, and all warranties and representations of Seller hereunder shall be true and correct as of the Closing.

     5.2 CONDITIONS FOR THE BENEFIT OF SELLER. Seller's obligation to close the transactions contemplated herein is conditioned upon the existence or happening of the following: in the event that any of the conditions set forth in this paragraph 5.2 are not satisfied, then, Seller, by notice to Purchaser and the Title Company, may elect to terminate this Agreement or may waive noncompliance with any such condition in whole or in part; such waiver by Seller shall not permit or result in the termination of this Agreement by Purchaser, and shall not constitute a waiver by Seller of any of Seller's rights or remedies under law or as set forth in this Agreement by reason of any breach or default by Purchaser, or otherwise:

          (i) All covenants on the part of Purchaser to have been performed hereunder that are conditions precedent to Seller's obligation to consummate the transactions contemplated herein at or prior to the Closing (or at earlier time(s) as may be



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                    specified herein) shall have been duly performed or
                    satisfied, and all warranties and representations of Purchaser hereunder shall be true and correct as of the Closing.

6.   SELLER'S WARRANTIES.

     6.1 Seller warrants and represents to, and covenants with, Purchaser as follows:

          (i) To Seller's knowledge, the internally prepared profit and loss variance for the Project for the months ended September 30, 1996, and the financial statements of the Project for the 12 months ended December 31, 1995 prepared by Seiler and Co. and delivered to Purchaser on November 18, 1996, are true, correct and complete copies of such documents; and, the current monthly rent roll for the Project as of December 10, 1996 is true, correct and complete as of December 10, 1996, to the extent that an inaccuracy in such rent roll would have a material adverse effect on the value of the Project.

          (ii) To Seller's knowledge, Seller is not in material default beyond applicable cure periods, where such default would have a material adverse effect on the value of the Project, under: (A) a Transferred Agreement, other than a Transferred Agreement which can be cancelled or terminates within 60 days following the Closing, (B) a Lease, or (C) any other agreement or instrument (other than one which can be cancelled or terminates within 60 days following the Closing) which relates to the Project and is or remains effective following the Closing.

          (iii) Seller has not received written notice of litigation, and, to Seller's knowledge, there is no litigation pending or threatened against Seller, that arises out of Seller's



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                    ownership, use or operation of the Project, in which the
                    amount of damages claimed against Seller or the Project exceeds $10,000.00.

          (iv)      Seller is not a "foreign person" within the meaning of
                    Section 1445(f)(3) of the Internal Revenue Code.

          (v) The execution and delivery of this Agreement by Seller, and Seller's consummation of the transactions contemplated by this Agreement, have been approved by the board of directors of Seller's general partner and by all other persons and entities whose approvals are required.

          (vi) To Seller's knowledge, as of the date of this Agreement, no materials regulated under any federal, state or local law or regulation in effect as of such date as a toxic, hazardous, contaminated or similarly harmful or dangerous material or substance (including, without limitation, asbestos and petroleum) are located on, in or under the Project, other than cleaning supplies, paint and similar products, pool and spa supplies, gardening materials and other items of a type readily available for purchase by the public and of a quantity normally kept and used by owners and managers of apartment projects such as that on the Project.

          (vii) The 150 residential dwelling units in the Project that were under construction on November 12, 1996, shall be materially the same, when completed, as the residential dwelling units in the Project that had been completed prior to that date, EXCEPT FOR the sprinkler systems, the windows in the "F Units", and the exterior sidings.

     6.2 For purposes of this Agreement, whenever the phrase "TO SELLER'S KNOWLEDGE" or words of similar import are used, they mean the actual knowledge of Nick Podell after a reasonable review of the files, books and records which are in his personal possession and after making reasonable inquiry of Seller's on-site


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manager for the Project (provided that Seller shall not be charged with the knowledge of such Project manager for purposes of this Agreement), but without further investigation or examination. In this connection, Purchaser acknowledges that Seller did not, and was not and is not obligated under this Agreement to, personally examine documents for completeness or accuracy, and that Seller did not, and was not and is not obligated under this Agreement to, compare copies against the originals.

     6.3  The current monthly rent roll for the Project described in paragraph
6.1 shall be updated by Seller as of a date within fifteen (15) days prior to the Closing and shall be true, correct and accurate as of such updated date, to the extent that an inaccuracy in such rent roll would have a material adverse effect on the value of the Project.

     6.4 Seller shall indemnify, protect, save, hold and defend Purchaser, and its representatives, partners, successors and assigns, harmless from and against any and all liabilities, obligations, fines, penalties, claims, demands, suits, judgments, actions, causes of action, damages, costs, losses and expenses (including reasonable attorneys' fees and costs and court costs) directly or indirectly arising by reason of, in connection with, on account of or pertaining to any breach of a warranty, representation, covenant or agreement of Seller under this Agreement.

     6.5 Seller shall be deemed to have repeated as of the Closing the representations, warranties and covenants of Seller set forth in paragraph 6.1 with the same effect as though such representations, warranties and covenants had been made at the Closing. All such representations, warranties and covenants shall survive the Closing.

7.   PURCHASER'S WARRANTIES.

     7.1 Purchaser warrants and represents to, and covenants with, Seller as follows:

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          (i)       Except as set forth in paragraph 6.1 there are no
                    representations or warranties made by Seller in connection with this Agreement or Purchaser's purchase of the Project, and except for Seller's representations and warranties set forth in paragraph 6.1, Purchase is not relying on any statement, representation, warranty or information furnished by Seller or a partner, investor or affiliate of Seller, or an officer, director, shareholder, employee, agent, contractor, consultant, representative or partner of any of them, for any purpose whatsoever, including (without limitation) determining whether to enter into and/or consummate the purchase of the Project.
                     Without limiting the foregoing, Purchaser acknowledges
                    and agrees: that all of the Leases may not conform to Seller's standard form of lease for the Project previously delivered to Purchaser by Seller and that Purchaser has ascertained the contents of each Lease based upon Purchaser's own review of the Leases; that the plans and specifications, landscape plans, structural calculations and the like for the Project may not be final and are not "as built" and do not reflect changes in the Project made after the same were prepared, and that Seller does not represent or warrant the accuracy of any of the foregoing items.

          (ii) Purchaser has made a full, thorough and complete independent investigation of (including, without limitation, a full, thorough and complete physical investigation of the Project site, the Project and all improvements and structures thereof and all elements and aspects of such improvements and structures), has sought the advice of its own attorneys, accountants, structural engineers, civil engineers, geotechnical engineers, mechanical and electrical engineers, architects and other construction experts, consultants, experts and/or advisors concerning, all aspects of the Project, the purchase of the Project and the transactions contemplated herein, or has waived or has deemed to have waived and voluntarily relinquished its opportunity for the same, and, except for Seller's representations set forth in paragraph 6.1, Purchaser


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                    has made its decision to purchase the Project strictly on
                    the basis of and in reliance on its own investigation. Notwithstanding anything to the contrary contained herein, except as to the documents described in paragraph
                    6.1 (i) no reliance by Purchaser upon information contained in any documents or materials furnished or made available by Seller to Purchaser shall constitute the basis for a claim, demand, right, action or cause of action.

          (iii) The execution and delivery of this Agreement by Purchaser, and Purchaser's consummation of the transactions contemplated by this Agreement, have been approved by Purchaser's board of directors and by all other persons and entities whose approvals are required.

          (iv) Except for the cancellation of this Agreement by either party pursuant to paragraph 9 or the nonfulfillment of Purchaser's conditions precedent to the Closing set forth in paragraph 5.1, and except for the automatic cancellation of this Agreement pursuant to paragraph 13.6, Purchaser shall be deemed to have waived all contingencies and conditions precedent to its obligation to close the transactions contemplated herein, and shall be absolutely and unconditionally obligated to consummate such transactions pursuant to this Agreement. Purchaser shall purchase the Project in its "AS IS, WHERE IS, SUBJECT TO ALL FAULTS" condition as of the date of this Agreement, giving the broadest meaning to that term.

     7.2 Purchaser shall be deemed to have repeated as of the Closing the representations, warranties and covenants of Purchaser set forth in paragraph 7.1 with the same effect as though such representations, warranties and covenants had been made at the Closing. All such representations, warranties and covenants shall survive the Closing.



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     7.3  Purchaser shall indemnify, protect, save, hold harmless and defend
Seller, and the past, present and/or future partners of Seller, and their respective partners, officers, directors, shareholders, investors, fiduciaries, beneficiaries, employees, agents, contractors, heirs, devisees, legatees, executors, administrators, representatives, successors and assigns, harmless from and against any and all liabilities, obligations, fines, penalties, claims, demands, suits, judgments, actions, causes of action, damages, costs, losses and expenses, (including, without limitation, reasonable attorneys' fees and costs and court costs, and personal injury and/or property damage to Purchaser and Purchaser's employees, agents and contractors) directly or indirectly arising by reason of, in connection with, on account of or pertaining to (i) the violation or alleged or claimed violation by Purchaser or Seller of any federal, state or local law or regulation pertaining to any subsequent offering or sale of the Project or any interest therein, direct or indirect, (ii) any breach of a warranty, representation, covenant, waiver, relinquishment, discharge, agreement or acknowledgment of Purchaser under this Agreement, (iii) Purchaser's acts or omissions and those of Purchaser's agents, contractors and employees on the Project.

8.   CLOSING.

     8.1 The Closing shall occur on the tenth (10th) day following the date on which the Building Inspector of the City of Fremont, California, executes the final sign-off on the on-site construction permit card relating to the 150 residential dwelling units in the Project that were under construction on November 12, 1996, or such City otherwise authorizes occupancy of such units, PROVIDED, that if the date on which the Building Inspector of the City of Fremont, California, executes the final sign-off on the on-site construction permit card relating to the 150 residential dwelling units in the Project that were under construction on November 12, 1996, or such City otherwise authorizes occupancy of such units, does not occur on or before July 1, 1997, then Purchaser, by and upon written cancellation notice to Seller received by Seller on or before July 10, 1997, may cancel and terminate this Agreement. Any "punch list" items outstanding as of the Closing shall be resolved by Seller after the Closing at Seller's cost.

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

     8.2 Prior to the Closing, Seller shall deposit into escrow a fully executed and acknowledged grant deed to Purchaser of the real property described in Exhibit A and improvements thereon, and a duly executed bill of sale transferring the Personal Property to Purchaser, and Purchaser and Seller shall deposit into escrow a duly executed and acknowledged blanket assignment of the Leases, FIRPTA affidavits and an assignment of intangibles, all in form and substance reasonably satisfactory to both parties; and each party shall deposit into escrow all sums, escrow instructions and other instruments required of each party hereunder in order to consummate the Closing in timely manner in accordance with the provisions of this Agreement.

     8.3 Closing costs and prorations shall be charged and credited at the Closing as follows: real property taxes; personal property taxes, assessments and/or bonds, whether or not collected with real property taxes but which nonetheless constitute a lien against the Project, if any; and, rents that theretofore have been paid, all shall be prorated through escrow. Purchaser shall pay the premiums for any title insurance covering the Project. The cost of documentary stamps and transfer taxes shall be paid by Seller. All escrow fees, shall be shared equally by the parties. Security and cleaning deposits, and other future lease credits, with respect to Leases that remain in effect and in Seller's possession after the Closing, shall be charged to Seller and credited to Purchaser through escrow. Expenses arising with respect to the Project, and/or use, occupancy or operation thereof, on or before the Closing shall be the responsibility of and shall be paid by Seller, irrespective of whether bills or other demands for payment are received or payment is otherwise required or made prior or subsequent to the Closing; if any such expenses are paid by Purchaser, Seller shall reimburse Purchaser for them upon demand.
Seller shall be entitled to rental and/or other income arising with respect to the Project, and/or the use, occupancy or operation thereof, at or before the Closing, irrespective of whether payments with respect to such income are received prior or subsequent to the Closing; Purchaser shall not be required to collect or attempt to collect such income items, but if any such items of income are received by Purchaser, it shall forward them to Seller promptly. Expenses arising with respect to the Project, and/or use, occupancy or operation thereof, from and after the Closing shall be the responsibility of and shall be paid by Purchaser, irrespective of whether bills or other demands for payment are received or payment is otherwise required or made prior or subsequent to the Closing; if any such expenses are paid by Seller, Purchaser shall reimburse

Seller for them upon demand. Purchaser shall be entitled to rental and/or other income arising with respect to the Project, and/or the use, occupancy or operation thereof, from and after the Closing, irrespective of whether payments with respect to such income are received prior or subsequent to the Closing; Seller shall not be required to collect or attempt to collect such income items, but if any such items of income are received by Seller, it shall forward them to Purchaser promptly. Any payment from one party to the other required or contemplated pursuant to the preceding four sentences shall be made outside of escrow. Other Closing costs shall be charged to the parties in the manner customary in Alameda County.

9.   RISK OF LOSS, DESTRUCTION, CONDEMNATION, ETC.

     9.1 DAMAGE OR DESTRUCTION. Seller shall be bound to sell and Purchaser shall be bound to purchase the Project for the full purchase price required by the terms hereof notwithstanding the occurrence of damage to or destruction of the Project or any portion thereof, PROVIDED THAT the conditions set forth in both (A) and (B) below are satisfied: (A) It is estimated that such damage or destruction can be repaired within six (6) months following the occurrence, or both parties waive such six-month limitation; AND (B) the cost to repair such damage or destruction is fully covered by insurance, or the uninsured portion thereof is estimated not to exceed $250,000, or (if the estimated cost of repairing the uninsured portion of such damage or destruction exceeds $250,000) EITHER (i) Purchaser notifies Seller within ten (10) days following Purchaser's receipt of Seller's estimate of the cost to repair such uninsured portion (subject to provisions set forth below regarding the determination of such estimate if Purchase disagrees with Seller's estimate), or, if sooner, prior to the Closing, of Purchaser's agreement to pay the excess over $250,000 of the actual uninsured portion of the cost of such repairs, OR (ii) Seller notifies Purchaser within fifteen (15) days following Purchaser's receipt of Seller's estimate of the cost to repair such uninsured portion (subject to provisions set forth below regarding the determination of such estimate if Purchase disagrees with Seller's estimate), or, if sooner, prior to the Closing, of Seller's agreement to pay the excess over $250,000 of the actual uninsured portion of the cost of such repairs. The estimate of the time required to repair such damage or destruction and/or the cost to repair the uninsured portion thereof shall initially be made by Seller and delivered to Purchaser. If Purchaser disagrees with either or both of such estimates, Purchaser shall so notify Seller within two (2) days following Purchaser's receipt of the estimate in question, whereupon such estimate(s) shall be made by an independent architect jointly selected by Seller and Purchaser (or if they are unable to agree upon the independent architect within one (1) day following Seller's receipt of the notice of disagreement from Purchaser, the selection of the independent architect shall be made by the presiding judge of the Superior Court in and for Alameda Country, California, acting in his or her individual capacity, upon application of either Seller or Purchaser). The independent architect shall make the estimate(s) in question within three (3) days following his or her appointment, and the estimate(s) of the independent architect shall be conclusive as between the parties. If the estimate of the uninsured portion of the repair cost is made by the independent architect, the ten-day and fifteen-day periods for Purchaser's or Seller's determining whether to pay the excess over $250,000 of the uninsured actual cost of repairs shall start when the cost estimate is made by the independent architect. For the purpose of the first sentence of this paragraph, the actual time required to repair such damage or destruction and/or the actual cost to repair the uninsured portion thereof, shall be irrelevant. If the parties are required to consummate the purchase and sale of the Project pursuant to the first sentence of this paragraph, the date for the Closing shall be postponed for the period actually required to effect the repairs to such damage or destruction, and Seller shall make such repairs so that the condition of the Project after the repairs will be substantially the same as that which existed prior to the damage or destruction. At the Closing, Purchaser shall receive a credit for the amount of any insurance proceeds received by Seller prior to the Closing as a result of such damage or destruction (or such proceeds shall be assigned to Purchaser by Seller if not received by Seller prior to the Closing, and/or shall be delivered by Seller to Purchaser if subsequently received by Seller). Except as provided above, if the estimated time to repair any such damage or destruction exceeds six (6) months and/or the estimated cost of repairing the uninsured portion thereof exceeds $250,000, then Seller shall not be obligated to make any such repairs and this Agreement shall be cancelled and terminated, whereupon the sums and documents theretofore delivered by either party to the Title Company or to the other party shall be returned and each party shall be released from all further obligations and liabilities to the other arising out of the transactions contemplated herein.

     9.2 CONDEMNATION. Either party, by notice to the other party and to the Title Company given prior to the Closing or (if earlier) within seven (7) days following the occurrence of the event giving rise to such right to cancel, may cancel and terminate this Agreement if all or a material portion of the Project is taken or condemned by competent public authority or sold under threat of condemnation. If either party elects so to cancel, all proceeds, awards, fees, and/or other amounts paid or payable by reason of such condemnation, taking or sale under threat of condemnation shall be payable to and remain the sole and exclusive property of Seller, and Purchaser shall have no interest in the same. If neither party elects so to cancel, at the Closing Purchaser shall receive a credit for the amount of any such proceeds, awards, fees, and/or other amounts that have been received by Seller prior to the Closing by reason of such condemnation, taking or sale under threat of condemnation (or such proceeds, awards, fees, and/or other amounts shall be assigned to Purchaser by Seller if not received by Seller prior to the Closing, and/or shall be delivered by Seller to Purchaser if subsequently received by Seller).

     9.3 Subject to the provisions of paragraphs 9.1 and 9.2, possession of the Project shall be given, and risk of loss and damage thereto shall pass, at the Closing.

10. ASSIGNMENT. Purchaser shall not have the right to assign or otherwise voluntarily or involuntarily (by operation of law or otherwise) transfer any right, obligation or interest of Purchaser under or by virtue of this Agreement, but Purchaser's escrow instructions may provide the manner in which title to the Project shall vest upon conveyance by Seller. For the purpose of this paragraph, a change in control of Tenant or an entity controlled by Tenant, or (if Purchaser is a partnership) a change in a general partner or in control of a general partner of Purchaser, shall be deemed to be an assignment of this Agreement by Purchaser. Subject to the provisions of this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, devisees, legatees, executors, administrators, representatives, successors and assigns.

11. BROKERS. If the sale and purchase of the Project is consummated in accordance with this Agreement, Seller shall pay a broker's commission to Marcus & Millichap Real Estate Brokerage Investment Company pursuant to a separate agreement between Seller and that firm. Each party respectively warrants to and covenants with the other party that such party has not incurred and will not incur, directly or indirectly, any liability on behalf of the other party for any agent's, broker's, salesman's or finder's fees, commissions or other compensation in connection with the purchase and sale or other transfer of the Project to Purchaser. Each party shall indemnify, save, protect, hold harmless and defend the other party from and against claims, demands, costs, expenses (including reasonable attorneys' fees and costs and court costs), damages, losses and actions arising out of the breach by the indemnifying party of its warranties and covenants contained in this paragraph.

12.  MISCELLANEOUS.

     12.1 This document constitutes the sole agreement between the parties, and supersedes any and all prior oral or written agreements or understandings between them, pertaining to the transactions contemplated herein and/or to the sale of the Project to Purchaser; no representations, warranties or inducements, express or implied, have been made by either party to the other, except as set forth herein.


     12.2 Should any litigation be commenced between the parties hereto concerning the Project, this Agreement, or the rights and duties of either party in relation thereto, the party, Purchaser or Seller, prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys' fees and costs and court costs in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

     12.3  Time is and shall be of the essence of this Agreement.

     12.4 The headings of this Agreement are for convenience only, are not a part of this Agreement, and do not in any way limit or amplify the terms and provisions hereof.

     12.5 All modifications to this Agreement must be in writing and signed by the parties hereto.

     12.6 The respective representations, warranties, covenants, agreements, obligations and undertakings of each party hereunder shall be construed as dependent upon and given in consideration of those of the other party, and (subject to the limitations contained elsewhere herein) shall survive the Closing and the delivery of the deed of the property described in Exhibit A and the bill of sale of the Personal Property.

     12.7 From time to time prior to and after the Closing, each party shall execute and deliver such instruments of transfer and other documents as may be reasonably requested by the other party or necessary to carry out the purpose and intent of this Agreement.

     12.8 All notices, demands, requests, elections, approvals, disapprovals, consents, waivers or other communications which this Agreement contemplates, or requires or permits either party to give to the other, shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, or by receipted fax, receipted federal express or other receipted messenger service, addressed to the respective parties as follows:


     SELLER:        Nick Podell
                    M. H. Podell Company
                    1201 Howard Avenue
                    Burlingame, California  94010


     PURCHASER:     BRE Properties, Inc.
                    One Montgomery Street, Suite 2500
                    San Francisco, California 94104

or to such other address as either party may from time to time designate by notice to the other given in accordance with this paragraph.

     12.9 This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

     12.10 Purchaser and Seller agree that the terms of the transaction contemplated by this Agreement shall be maintained in strict confidence prior to the Closing and that prior to the Closing no disclosure of such information will be made, whether or not the transaction contemplated by this Agreement is consummated, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate this transaction, and except to lenders, prospective lenders and business consultants of M.H. Podell Company and its affiliates. The parties each further agree that nothing in this paragraph shall prevent Purchaser, Seller or the Title Company from disclosing or accessing any information otherwise deemed confidential under this paragraph (i) in connection with that party's enforcement of its rights hereunder; (ii) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder).

13.   CERTAIN OTHER AGREEMENTS.

     13.1 Prior to the Closing, Seller, at its expense, shall manage, maintain and keep the Project and the improvements thereon in a manner and in the condition of order and repair consistent with Seller's practices prior to the execution of this Agreement, PROVIDED that Seller shall have full and absolute unilateral discretion and control over the operations, management, maintenance and conduct of the Project and over the way in which Seller's covenants under this paragraph are performed.

     13.2 Seller agrees, at Purchaser's sole cost and expense, and PROVIDED that Seller does not and shall not incur any additional liability or obligation as a consequence thereof and that the Closing is not delayed, to cooperate with Purchaser (but not by the assignment of this Agreement), including the execution of documents reasonably required, should Purchaser elect to purchase the Project to complete a like-kind exchange under IRC Section 1031. The parties agree that the consummation of the transactions contemplated by this Agreement is NOT predicated or conditioned upon the completion of any such exchange. Purchaser shall indemnify, save, protect, hold harmless and defend Seller from and against claims, demands, costs, expenses, damages, losses and actions arising out of Seller's participation in such an exchange.

     13.3 Seller agrees to provide Purchaser promptly with new documents or other items materially affecting or regarding the Project on an ongoing basis until the Closing.

     13.4 At the Closing Seller shall assign to Purchaser (to the extent assignable) the warranties as to workmanship and/or materials obtained by Seller's general contractor from those subcontractors and suppliers (collectively, the "WARRANTING SUBCONTRACTORS") of such general contractor who are listed in EXHIBIT C attached to this Agreement. PROVIDED THAT PURCHASER NOTIFIES SELLER IN WRITING OF ANY WARRANTY CLAIM UNDER SUCH A WARRANTY NO LATER THAN TWO (2) WEEKS PRECEDING THE EXPIRATION OF THE SUBCONTRACTOR WARRANTY IN
QUESTION: Seller shall perform or caused to be performed at no cost to Purchaser the required remedial work under such warranting subcontractor's warranty of workmanship and/or materials made to Seller's general contractor. Purchaser hereby authorizes Seller to make and handle warranty claims of warranting subcontractors under the preceding sentence. Seller shall provide Purchaser at the Closing with a list of any subcontractors whose warranties expire prior to the first anniversary of the Closing Date, and the expiration dates for such warranties. If Seller so performs such remedial work or causes the remedial work to be performed, Seller shall be subrogated to Purchaser's rights, claims, interests, actions and causes of action with respect to the warranty of workmanship and/or materials in question. The assignment of warranties, and the subrogation of Purchaser's rights, claims, interests, actions and causes of action with respect to the warranties, described in this paragraph shall be deemed to have been made and accomplished at the Closing (with respect to the assignments) and/or at the time that Seller performs remedial work (with respect to such subrogation), automatically and without the execution and delivery of any additional instruments of assignment, transfer and/or subrogation being required.

     13.5  Following the execution of this Agreement and until the Closing Date:
(i) Seller shall send to Purchaser bi-weekly an updated rent roll for the Project; (ii) Seller shall allow Purchaser and Purchaser's employees and representatives involved in construction-related activities to enter upon the Project site at all reasonable times for the purpose of observing and inspecting construction activities on the site, SO LONG AS the exercise of Purchaser's rights under this clause (ii) does not interfere with Seller's construction activities or with Project occupants or prospective occupants, and PROVIDED THAT Purchaser shall indemnify and save and hold harmless the Project, Seller and Seller's partners, and their employees, directors and investors, harmless from and against liabilities, claims, demands, damages, costs and losses (including, without limitation, personal injury and/or property damage to Purchaser, Purchaser's employees, agents and contractors) directly or indirectly arising by reason of Purchaser's acts or omissions and those of Purchaser's agents, contractors and employees on the Project or otherwise connected with the exercise of Purchaser's rights under this clause
(ii); and, (iii) Seller shall notify Purchaser of each proposed construction change order and shall allow Purchaser a period of 48 hours following Purchaser's receipt of each such proposed change order within which to comment upon such change order, provided, that (subject to the provisions of paragraph
6.1 (vii)) no such comment shall be binding on Seller and Seller shall not be obligated to take any action or refrain from taking any action with respect to the purchase order as a consequence of any comment from Purchaser.

     13.6 Purchaser shall have until 5:00 p.m., Pacific Standard Time, on the second business day following Purchaser's receipt of an ALTA survey of the Project (the "SURVEY DEADLINE") to approve such survey and the information disclosed therein; Purchaser shall pay the cost of such survey. Purchaser may, by and upon written notice to Seller received by Seller prior to the Survey Deadline, cancel and terminate this Agreement if Purchaser does not approve such survey and the information disclosed therein. IN ADDITION, IF PRIOR TO THE SURVEY DEADLINE SELLER HAS NOT RECEIVED WRITTEN NOTICE FROM PURCHASER THAT PURCHASER APPROVES OR WAIVES THE RIGHT TO APPROVE SUCH SURVEY AND THE INFORMATION DISCLOSED THEREIN, THIS AGREEMENT SHALL BE CANCELLED AND TERMINATED AUTOMATICALLY, WITHOUT ANY FURTHER NOTICE OR ACTION BY EITHER PARTY. If this Agreement is cancelled and terminated pursuant to this paragraph, Purchaser shall be entitled to a return of the Deposit. Once Purchaser approves or waives the right to approve the survey and the information disclosed therein, paragraph 7.1(iv) shall be deemed modified to remove all references to this paragraph.

     13.7 Purchaser may acquire the Project by way of a tax-deferred exchange of real property. Seller agrees to cooperate with Purchaser in conmnection with such exchange, PROVIDED, HOWEVER, that (i) the exchange shall not delay the Closing; (ii) Seller shall not be required to take title to any property other than the Project, (iii) Purchaser shall indemnify and hold Seller harmless for, from and against any claim, demand, action, cause of action, liabililty, loss, damage or expense (including attorneys fees) in connection therewith, including (without limitation) any increase in escrow fees or charges resulting from such exchange, (iv) Purchaser acknowledges and agrees that Seller has not made and will not make any representation aor warranty as to the effectiveness for tax purposes of any such exchange; (v) the parties agree that the consummation of the transactions contemplated by this Agreement is NOT predicated or conditioned upon the completion of any such exchange.

     13.8  In conjunction with Purchaser's exercise of its rights under clause
(ii) of paragraph 13.5, Purchaser at its cost may physically inspect the residential dwelling units in the Project that were completed prior to November 12, 1996 and deliver to Seller, to be received by Seller not later than four (4) business days prior to the date scheduled for the Closing, a list of items of extraordinary damage or destruction (as opposed to items of ordinary wear and tear) requiring repair and the estimated cost of the repairs required (for purposes of illustration only, an example of an "extraordinary" item is a kicked-in door). Seller may object to the inclusion of an item or items on Seller's list and/or the estimated repair costs. Purchaser shall use good faith and reasonableness in compiling the list and the repair cost estimates, and Seller shall use good faith and reasonableness in objecting to items on the list and the repair cost estimates. Seller shall not be responsible for making any repairs to the Project; however, an amount (if any) equal to the lesser of (i) the aggregate of the estimated repair costs agreed upon by the parties or (ii) Twenty Thousand Dollars ($20,000) (if the agreed upon costs exceed $20,000) shall be subtracted from the purchase price for the Project. The parties agree that the consummation of the transactions contemplated by this Agreement is NOT predicated or conditioned upon the results of any such inspection by Purchaser, any repairs that might be required or the completion of any such repairs. In exercising its inspection rights under this paragraph 13.8, Purchaser may not interfere with Seller's construction activities or with Project occupants. Purchaser shall indemnify and save and hold harmless the Project, Seller and Seller's partners, and their employees, directors and investors, harmless from and against liabilities, claims, demands, damages, costs and losses (including, without limitation, personal injury and/or property damage to Purchaser, Purchaser's employees, agents and contractors) directly or indirectly arising by reason of Purchaser's acts or omissions and those of Purchaser's agents, contractors and employees on the Project or otherwise connected with the exercise of Purchaser's rights under this paragraph. Purchaser shall coordinate in advance the timing of the inspection of dwelling units with Nick Podell or Coral Mierke and shall give reasonable prior notice to the occupant of a unit before inspecting that unit.

     13.9 Purchaser shall not offer for sale, sell or otherwise transfer less than the entire Project to any party; without limiting the generality of the foregoing, Purchaser shall not market the Project as condominiums or cooperative apartments or sell or offer condominium or cooperative units or interests in the Project. In the event that there is any offering, sale or other transfer by Purchaser of the Project or any interest therein, direct or indirect, following the execution of this Agreement: (A) Purchaser shall include or cause to be included the text of paragraph 7.1 of this Agreement in the agreement for such offering and/or sale, with Purchaser hereunder being appropriately designated in the text so included as the seller, offeror, transferor or the like where the term "Seller" appears in paragraph 7.1 of this Agreement, and with the other party to the transaction in question (E.G., the offeree, purchaser, transferee or the like) being appropriately designated in the text so included where the term "Purchaser" appears in paragraph 7.1 of this Agreement; and (B) either (x) Purchaser shall record against the Project prior to such sale or other transfer a restriction against the Project's being divided into condominium or cooperative units or interests, or (y) Purchaser shall indemnify, protect, save, hold harmless and defend Seller, and the past, present and/or future partners of Seller, and their respective partners, officers, directors, shareholders, investors, fiduciaries, beneficiaries, employees, agents, contractors, heirs, devisees, legatees, executors, administrators, representatives, successors and assigns, harmless from and against any and all liabilities, obligations, fines, penalties, claims, demands, suits, judgments, actions, causes of action, damages, costs, losses and expenses, (including, without limitation, reasonable attorneys' fees and costs and court costs, and personal injury and/or property damage to Purchaser and Purchaser's employees, agents and contractors) directly or indirectly arising by reason of, in connection with, on account of or pertaining to defects or alleged defects, inadequacies or faults in the site work, design, planning, engineering, plans, specifications, materials, workmanship or construction of the Project or any improvement or structure thereon or any element or aspect thereof, or the existence of any condition on, about or affecting the Project.


                    SELLER:        RED HAWK RANCH, A
                                   CALIFORNIA LIMITED PARTNERSHIP

                                   By: Red Hawk Ranch, Inc.,
                                   a California corporation,
                                   Its: General Partner

                                   By /s/ Nick Podell
                                      ---------------
                                   Nick Podell, Vice President


                    PURCHASER:     BRE PROPERTIES, INC.,
                                   a Maryland corporation


                                   By /s/ Byron M. Fox
                                      ----------------

                                   Its Executive Vice President
                                       ------------------------

                                   By /s/ Jane Maushardt
                                      ------------------

                                   Its Vice President
                                       --------------